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                                                                    Exhibit 99.4

                                STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT (this "Agreement"), dated as of July 2, 1997, by and between BAA plc, a company organized and existing under the laws of England (the "Parent"), and Duty Free International, Inc., a company organized and existing under the laws of Maryland (the "Company").

                                       RECITALS

         Concurrently herewith, Parent, W & G Acquisition Corporation (the "Purchaser"), a company organized under the laws of Maryland and a direct, wholly owned subsidiary of Parent, and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date herewith (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Purchaser agrees to make a tender offer (the "Offer") for all outstanding common shares with par value $.01 per share (the "Common Shares"), of the Company, at $24 per share, net to the seller in cash.

         As a condition to their willingness to enter into the Merger Agreement and make the Offer, Parent and Purchaser have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant to Parent the Option (as hereinafter defined).

                                      AGREEMENT

         To implement the foregoing and in consideration of the mutual representations and agreements contained herein, the parties agree as follows:

         1.  OPTION TO PURCHASE SHARES.

         1.1 GRANT OF OPTION. The Company hereby grants to Parent an irrevocable option to purchase up to 5,434,367 newly issued common shares (the "Shares"), on the terms and subject to the conditions set forth herein (the "Option").

         1.2  EXERCISE OF OPTION.

         (a) The Option may be exercised by Parent, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date (as herein-

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after defined).  As used herein, the term "Exercise Date" means the date or dates of the first to occur of any of the following events:

         (i) any corporation (including the Company or any of its Subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any of their respective Affiliates or other Persons with whom any of the foregoing are a part of a group (collectively, "Persons") shall have become the beneficial owner of more than 20% of the outstanding Shares and the Merger Agreement is terminated pursuant to Section 9.01(c) or (d) (but only in the case of paragraph (d) to Exhibit A to the Merger Agreement) thereof;

         (ii) (x) any Person other than Parent, Sub, any of their respective affiliates or other Persons with whom any of the foregoing is part of a group shall have commenced or publicly proposed a Takeover Proposal and (y) the Merger Agreement is terminated pursuant to Section 9.01 (c) or (d) (but only in the case of paragraph (d) to Exhibit A to the Merger Agreement)thereof; or


         As used herein, the term "Expiration Date" means the FIRST to occur of any of the following dates:

         (w)  the date the Minimum Condition is satisfied;

         (x) 120 days after the later of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the exercise of the Option;

         (y)  December 31, 1997; or

         (z) the date on which written notice of termination of this Agreement is made by Parent to the Company.

         (b) In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company of its intention to so exercise the Option (a "Notice"), specifying the number of Shares to be purchased (and the denominations of the certificates, if more than one) and the place, time and date of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than 5 business days

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nor more than ten business days from the date on which a Notice is delivered;
PROVIDED, that the Closing shall be held only if (i) such purchase would not otherwise violate, or cause the violation of, any applicable law or regulations (including, without limitation, the HSR Act and the Exon-Florio Amendment) or the rules of the NYSE, and (ii) no United States or United Kingdom statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any United States or United Kingdom government, governmental agency or authority or court which prohibits delivery of the Shares, whether temporary, preliminary or permanent (PROVIDED, HOWEVER, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed). In the event the Closing is delayed pursuant to clause (i) or (ii) above, the Closing Date shall be within five business days following the cessation of such restriction, violation, potential violation, order, decree or injunction, as the case may be, provided that no other such restriction, violation, potential violation, order, decree or injunction, as the case may be, shall have occurred.

         (c) Subject to Section 1.3, at any Closing, the Company shall deliver to Parent all of the Shares to be purchased in accordance with the Company's Restated Articles of Incorporation and at such Closing the Company shall issue share certificates representing the Shares in the name of the Purchaser and shall further amend its Register of Shareholders in accordance with its Restated Articles of Incorporation pursuant to the exercise of the Option.

         1.3  PAYMENTS.  The purchase and sale of the Shares pursuant to
Section 1.2 of this Agreement shall be at a cash purchase price per Share equal to $24 per Share (the "Exercise Price"). At any Closing, Parent shall pay to the Company by certified or bank check payable in same-day funds or a wire transfer of same-day funds to the order of the Company an amount equal to the Exercise Price multiplied by the number of Shares purchased pursuant to this
Section 1 (the "Aggregate Purchase Price").

         2.  REPRESENTATIONS AND WARRANTIES.

         2.1 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to the Company as follows:

         (a) DUE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the exercise of the Option)

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    have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of the Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) NO CONFLICTS. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the United States Securities Act of 1933, as amended (the "Securities Act"),
    (iii) the applicable requirements of United States state securities, takeover or Blue Sky laws, and (iv) listing requirements of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (including the exercise of the Option) and
    (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the articles of association, certificate of incorporation or the by-laws (or similar documents) of Parent, or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, or any of its properties or assets, except in the case of (2) for violations, breaches or defaults which would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

         (c) GOOD STANDING. Parent is a corporation duly organized, validly existing and in good standing under the laws of England and has all requisite corporate power and authority to execute and deliver this Agreement.

         (d) DISTRIBUTION. Any Shares acquired by Parent upon exercise of the Option will not be sold, assigned, transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Se-

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    curities Act and applicable state and Blue Sky securities laws.

         2.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent as follows:

         (a) DUE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) is subject to general principles of equity.

         (b) OPTION SHARES. Subject to Section 2.2(c), the Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares hereunder terminates will have reserved for issuance, upon exercise of the Option Shares. All of such Shares, upon issuance and payment pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable with no personal liability attached to the ownership thereof, shall be delivered free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever, and shall not be subject to any preemptive right of any shareholder of the Company or to rescission by the Company.

         (c) NO CONFLICTS. Except for (i) filings under the HSR Act, if applicable, (ii) the applicable requirements of the Exchange Act and the Securities Act, (iii) the applicable requirements of state securities, takeover or Blue Sky laws, (iv) voluntary notification to be made pursuant to the Exon-Florio Amendment, and (v) listing requirements of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the

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    execution of this Agreement by the Company and the consummation by the
    Company of the transactions contemplated hereby (including the exercise of the Option) and (B) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the exercise of the Option) nor compliance by the Company with any of the provisions hereof shall (x) conflict with or result in any breach of, or require any vote under any provision of the Restated Articles of Incorporation of the Company, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, and of its subsidiaries or any of the properties or assets, except in the case of (y) or (z) for violations, breaches or defaults which would not, in the aggregate, have a Company Material Adverse Effect.

         (d) STATUS. The Company is a corporation duly organized and validly existing under the laws of Maryland and has all requisite corporate power and authority to execute and deliver this Agreement.

         3. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change to the Restated Articles of Incorporation of the Company and/or in the number of issued and outstanding Common Shares by reason of any options granted to third parties, stock dividend, split-up, merger, recapitalization, combination, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diluting Parent's rights hereunder, the number and kind of Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Parent shall receive upon exercise (or, if such a change occurs between exercise and Closing, upon Closing) of the Option the number and kind of shares or other securities or property that Parent would have received in respect of the Shares that Parent is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be)

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immediately prior to such event; PROVIDED, HOWEVER, that if securities are issued in bona fide arms length transactions to parties that are not affiliates of the Company, the Exercise Price shall be adjusted based on a weighted average price antidilution formula and there shall be a corresponding increase in the number of Shares subject to purchase pursuant to this Option. The rights of Parent under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of the Merger Agreement.

         4. REGISTRATION OF SHARES UNDER THE SECURITIES ACT. If the Option is exercised and if Parent shall request in writing on or before December 31, 1997, the Company shall use its reasonable efforts to effect the registration under the Securities Act or any successor statute then in effect, and any applicable state law (a "Registration"), of such number of Shares owned by Parent and its subsidiaries as Parent shall request and to keep such Registration effective for a period of not less than one year. If the Option is exercised, the Company and the Parent hereby agree to enter into a registration rights agreement with customary terms and conditions, including but not limited to, those relating to indemnification of Parent. In addition, the Company shall use its reasonable efforts to cause such Shares to be approved for listing on the NYSE, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The out-of-pocket expenses incurred by the Company in connection with any such Registration pursuant to this Section 4 shall be borne by the Company, excluding legal and underwriting fees, expenses and commissions. The Company shall have no obligation hereunder after two Registrations pursuant to this
Section 4 has been effected.

         5. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take al1 such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Parent good title to any Shares purchased hereunder.

         6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company and Parent contained herein or in any certificates or other documents delivered at or prior to the Closing shall survive the closing of the transactions contemplated hereby for one year, and the agreements contained in Sections 4, 6 and 7 shall survive the closing of the transactions contemplated hereby.

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         7.  MISCELLANEOUS.

         7.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         7.2 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         7.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

    If to Company:      63 Copps Hill Road
                        Ridgefield, CT  06877
                        Attention:  Larry Caputo, Esq.

    copy to:            Morgan Lewis & Bockius LLP
                        101 Park Avenue
                        New York, New York  10178
                        Attention:  Stephen P. Farrell, Esq.
                        Telecopy:  (212) 309-6273

    If to Parent:       BAA plc
                        Stockley House
                        130 Wilton Road
                        London SW1V 1LQ
                        Attention:  Robert Herga

    copy to:            Cahill Gordon & Reindel
                        80 Pine Street
                        New York, New York  10005
                        Attention:  Stephen A. Greene, Esq.

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or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         7.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         7.5 CONSENT TO JURISDICTION. The parties hereto agree that the appropriate and exclusive forum for any dispute between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Maryland. The parties hereto further agree that the parties will not bring suit with respect to any dispute arising out of this Agreement or the transactions contemplated hereby, except as expressly set forth below for the execution or enforcement of judgment, in any court or jurisdiction other than the above specified court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         7.6 CERTAIN FILINGS. If so requested by Parent, promptly after the date hereof, the Company shall make all filings which are required under the HSR Act and the parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including, without limitation, filings under the provisions of the HSR Act and the Exon-Florio Amendment. The Company and Parent shall supply each other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company or Parent, as the case may be, and its representatives and the Federal Trade Commission, the Department of Justice, and any other governmental agency or authority and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

         7.7 SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any

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covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         7.8 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

         7.9 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         7.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.


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         IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the day and year first above written.


                                       BAA PLC


                                       By: /s/ Barry Gibson
                                          -------------------------------
                                       Name: J M BARRY GIBSON
                                       Title: DIRECTOR


                                       DUTY FREE INTERNATIONAL, INC.


                                       By: /s/ Alfred Carfora
                                          -------------------------------
                                       Name: ALFRED CARFORA
                                       Title: PRESIDENT